Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-33281, No. 33-40563, No. 33-40564, No. 33-63411, No. 333-05869, No. 333-48683, No. 333-67269, No. 333-75547, No. 333-75549, No. 333-36476, No. 333-44546, No. 333-54022, No. 333-73388, No. 333-100858, No. 333-100860, No. 333-117504, No. 333-137711, No. 333-44546, No. 333-100858, No. 333-147196 and No. 333-150600) and on Form S-3 (No. 33-42272, No. 33-63409, No. 33-64123, No. 333-47301, No. 33-64213 and No. 333-36474) of BMC Software, Inc. of our report dated November 26, 2007, with respect to the consolidated financial statements of BladeLogic, Inc., included in this Current Report on Form 8-K/A of BMC Software, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 27, 2008